EXHIBIT 10.14

PLAN DOCUMENT

Key Employee

Special Stock Based Incentive Program

Fiscal Year 2004

Contents

A.	Purpose

B.	Effective Date

C.	Plan Changes

D.	Plan Administration

E.	Participation

F.	Overall Plan Concepts and Definitions

G.	Example

H.	Procedure

I.	Interpretation Of Plan Terms

Attachment:  Letter Acknowledging Participation

A.	Purpose

The purpose of the Key Employee Special Stock Based Incentive Program for Fiscal Year 2004 is to encourage and reward performance which contributes to the company’s success. Stock option incentives which complement base salary will be awarded to participants in the plan.

B.	Effective Date

The period April 1, 2003 through March 31, 2004 is considered the “Plan Year”.

C.	Plan Changes

The Company, at its sole discretion through the Board of Directors, may amend, alter, or cancel this Key Employee Special Stock Based Incentive Program at any time.

D.	Plan Administration

The Key Employee Special Stock Based Incentive Program will be administered by the Plan Committee consisting of the President/CEO and the Executive Vice President/CFO with the staff support of the Human Resources Director. The role of the Plan Committee is to interpret the provisions and intent of the plan, evaluate and determine eligibility, amend and modify the plan administration, and communicate the Plan provisions to participants, as necessary. The President/CEO will approve the final recommendations to be submitted for Board of Directors’ approval.

E.	Participation

Eligibility in this stock incentive plan is determined by the recommendations of senior management and the approval of the President/CEO and the Board of Directors.

1.	New Hires

(a)	Employees were hired after the beginning of the plan year who are approved as participants will have prorated stock option awards, and the grant date will be the date of hire, and the option price will be the lower of the fair market value or the close, on that date.

(b)	Employees hired in the final quarter of the plan year (January 1 through March 31, 2004) are not eligible to participate for that plan year.

2.	This is a plan especially designed for FY2004. Participants in previous year(s) are not automatically included in subsequent years. A number of factors may change from year to year, such as: business conditions, individual employee contribution, criticality of certain positions, etc.

3.	Inclusion in the plan does not constitute a guarantee of employment, or specific award of future stock options.

F.	Overall Plan Concepts and Definitions

1.	Base Salary: employee’s annual base salary.

2.	Target Cash Incentive: a percentage of the employee’s annual base salary used to calculate the stock option award, as determined by senior management.

3.	Stock Option Award: the number of options awarded will be calculated based on the employee’s Target Cash Incentive (see paragraph G), divided by $20.00. The options granted are “non-qualified” and therefore subject to applicable taxes at time of exercise.

4.	Stock Option Price: $12.32 per share (closing price of Exar stock as of December 5, 2001)

5.	Option Grant Date: December 5, 2002

6.	Vesting Schedule: stock options granted for this Incentive Plan will vest in equal amounts over a twelve month period beginning April 5, 2003 and ending March 5, 2004.

7.	Expiration of Grant: seven (7) years from the date of grant, or three (3) months from the employee’s date of termination, whichever is sooner.

G.	Example:

Employee annual base salary	$104,000
Target Cash Incentive @15%	15,600
Possible gain estimate	20.00

Stock Option Award (divided by $20 gain/share)

$15,600	=	780 options
$20

H.	Procedure

The employees selected for inclusion in this Key Employee Special Stock Based Incentive Program will be notified in writing and provided a copy of the Plan. Any changes in the plan or the measurement criteria must be approved in writing by the President/CEO and the Board of Directors.

Participants are eligible to exercise their options at any time once they are vested. Designated insiders have different requirements for exercising.

I.	Interpretation of Plan Terms

The Plan Committee, with the approval of the Board of Directors, is responsible for the interpretation of this plan. Any resolution or dispute regarding eligibility, determination of procedures, measurements, or awards is the sole responsibility of the Plan Committee with Board of Directors’ approval.

Attachment

I acknowledge receiving a copy of the Plan “Key Employee Special Stock Based Incentive Program” for the period April 1, 2003 through March 31, 2004. I have read and understand the terms of this Plan, and also understand that this plan neither constitutes a contract of employment nor a representation as to my future earnings or award of stock options. The Letter of Notification and the Plan constitute the entire agreement and supersede any prior written and oral agreements. Further, I understand that the Plan Committee and the Board of Directors have the sole discretionary authority for interpreting the provisions of the plan and determining eligibility.

Employee Name (PLEASE PRINT)

Employee Signature

Date